EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2005          2004          2003
                                   --------      --------      --------

Income before income taxes........   $425.3        $482.9        $527.0
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     76.2          51.2          58.8
  Portion of rent expense
    representing interest.........     50.1          40.8          35.8
                                   --------      --------      --------
Total fixed charges...............    126.3          92.0          94.6
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................   $551.6        $574.9        $621.6
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      4.4           6.2           6.6
                                   ========      ========      ========